Exhibit 99.1

Assurant Reports Fourth Quarter 2024 and Full-Year Financial Results
Delivered Second Consecutive Year of Double-Digit Earnings and EPS Growth in 2024 Led by Strong Global Housing Results; Profitable Growth Expected to Continue in 2025

ATLANTA, February 11, 2025 — Assurant, Inc. (NYSE: AIZ), a premier global protection company that safeguards and services connected devices, homes and automobiles in partnership with the world’s leading brands, today announced results for the fourth quarter and full-year ended December 31, 2024.

“2024 was a testament to the power of our differentiated business model as we delivered strong results, led by continued outperformance in Global Housing as well as underlying Connected Living growth within Global Lifestyle. Our momentum with clients is at an all-time high following significant multi-year contract renewals and the addition of several new partnerships with industry leaders – demonstrating the trust placed in Assurant and the value of our products and services for our clients and their customers,” said Assurant President and CEO Keith Demmings.

“As we enter 2025, Assurant is focused on executing our growth strategy as we scale new partnerships, invest in product innovation, and accelerate emerging growth opportunities. As we further elevate the customer experience, we believe we are well-positioned to continue our track record of growth,” Demmings added.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

(Unaudited)	Q4'24	Q4'23	Change	12M'24	12M'23	Change
$ in millions, except per share data
GAAP net income	201.3	182.5	10%	760.2	642.5	18%
Adjusted EBITDA[1]	381.4	360.8	6%	1,322.4	1,257.5	5%
Adjusted EBITDA, ex. reportable catastrophes[2]	431.5	382.4	13%	1,569.4	1,369.3	15%

GAAP net income per diluted share	3.87	3.42	13%	14.46	11.95	21%
Adjusted earnings per diluted share[3]	4.79	4.58	5%	16.64	15.49	7%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	5.54	4.90	13%	20.35	17.13	19%
Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

Full-Year 2024 Summary
•GAAP net income increased 18 percent versus prior year period, while net income per diluted share increased 21 percent
•Adjusted EBITDA, excluding reportable catastrophes2, increased 15 percent to $1.57 billion
•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 19 percent to $20.35
•Holding company liquidity was $673 million
•Share repurchases and common stock dividends totaled $456 million

2025 Outlook
The company expects:

•Adjusted EBITDA, excluding reportable catastrophes6, to grow modestly, or high-single-digits excluding $107 million of favorable prior year development in 2024.
•Adjusted earnings, excluding reportable catastrophes, per diluted share6, to increase modestly, or high-single-digits excluding $107 million of prior year development from 2024.

Note: The metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Fourth Quarter and Full Year 2024 Consolidated Results

(Unaudited)	Q4'24	Q4'23	Change	12M'24	12M'23	Change
$ in millions

GAAP net income	201.3	182.5	10%	760.2	642.5	18%

Adjusted EBITDA
Global Lifestyle	191.7	204.6	(6)%	773.4	792.3	(2)%
Global Housing	225.4	186.1	21%	671.2	574.2	17%
Corporate and Other	(35.7)	(29.9)	(19)%	(122.2)	(109.0)	(12)%
Adjusted EBITDA[1]	381.4	360.8	6%	1,322.4	1,257.5	5%
Reportable catastrophes	50.1	21.6		247.0	111.8
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	191.8	204.3	(6)%	775.2	793.1	(2)%
Global Housing[2]	275.4	208.0	32%	916.4	685.2	34%
Corporate and Other	(35.7)	(29.9)	(19)%	(122.2)	(109.0)	(12)%
Adjusted EBITDA, ex. reportable catastrophes[2]	431.5	382.4	13%	1,569.4	1,369.3	15%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

Fourth Quarter 2024 Consolidated Results
•GAAP net income increased 10 percent to $201.3 million, compared to fourth quarter 2023 of $182.5 million, primarily due to higher Global Housing segment earnings, lower impact of foreign exchange and lower restructuring costs. The increase was partially offset by higher reportable catastrophes, lower Global Lifestyle results and higher net realized losses on investments.

•GAAP net income per diluted share increased 13 percent to $3.87 compared to fourth quarter 2023 of $3.42. The increase was primarily driven by the factors noted above as well as higher share repurchases.

•Adjusted EBITDA1 increased 6 percent to $381.4 million compared to the prior year period of $360.8 million. Results included $28.5 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 13 percent, or 14 percent on a constant currency basis5, to $431.5 million, driven by higher earnings in Global Housing.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 13 percent to $5.54 compared to the prior year period of $4.90, mainly from higher Global Housing earnings and the impact of share repurchases, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $2.99 billion compared to $2.85 billion in fourth quarter 2023, up 5 percent, or 6 percent on a constant currency basis5, mainly driven by growth in Global Housing.

Full-Year 2024 Consolidated Results

•GAAP net income increased 18 percent to $760.2 million, compared to full year 2023 net income of $642.5 million primarily due to higher Global Housing segment earnings, lower impact of foreign exchange, lower losses from non-core operations and lower restructuring costs, partially offset by higher reportable catastrophes and higher depreciation expense.

•GAAP net income per diluted share increased 21 percent to $14.46 compared to full year 2023 of $11.95. The increase was primarily driven by the factors noted above as well as higher share repurchases.

•Adjusted EBITDA1 increased 5 percent to $1,322.4 million compared to the prior year period of $1,257.5 million, primarily due to significant growth in Global Housing, partially offset by $135.2 million in higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 15 percent, or 16 percent on a constant currency basis5, to $1,569.4 million, primarily due to continued top-line growth in Homeowners and more favorable prior year reserve development within Global Housing.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 19 percent to $20.35 compared to the prior year period of $17.13, primarily from higher Global Housing segment earnings and share repurchases, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $11.42 billion compared to $10.70 billion for the prior year period, up 7 percent, on both a reported and constant currency basis5, driven by an increase in Global Lifestyle from Connected Living and growth in Global Housing from Homeowners.

Global Lifestyle

$ in millions	Q4'24	Q4'23	Change	12M'24	12M'23	Change
Adjusted EBITDA	191.7	204.6	(6)%	773.4	792.3	(2)%
Net earned premiums, fees and other income	2,346.5	2,306.4	2%	8,967.3	8,561.4	5%
•Adjusted EBITDA decreased 6 percent compared to fourth quarter 2023, or 5 percent on a constant currency basis5. The decline was primarily driven by lower results within Global Automotive due to lower real estate joint-venture partnership income compared to the prior year. Underlying Global Automotive results were largely stable as higher investment income was partially offset by elevated losses. Connected Living was down 3 percent, or 1 percent on a constant currency basis5, which included incremental investments to support growth. Excluding these investments, Global Financial Services growth was offset by lower mobile results.

Full-year 2024 Adjusted EBITDA decreased 2 percent compared to 2023, or 1 percent on a constant currency basis5. The decline was driven by elevated claims costs in Global Automotive and approximately $25 million of investments in new client programs and capabilities in Connected Living to support future growth. Excluding these investments and the $12.0 million adverse impact of foreign exchange, Connected Living increased 9 percent primarily due to increased contributions from Global Financial Services, higher investment income and improved profitability within extended service contracts.

•Net earned premiums, fees and other income increased 2 percent compared to fourth quarter 2023, or similar on a constant currency basis5, primarily driven by Connected Living growth in mobile and Global Financial Services. Excluding $85 million of favorable non-run rate premium adjustments in Global Automotive in the prior period, net earned premiums, fees and other income increased 6 percent.

Full-year 2024 net earned premiums, fees and other income increased 5 percent compared to 2023, or similar on a constant currency basis5, primarily due to contributions from newly launched trade-in programs and device protection programs.

Global Housing

$ in millions	Q4'24	Q4'23	Change	12M'24	12M'23	Change
Adjusted EBITDA	225.4	186.1	21%	671.2	574.2	17%
Reportable catastrophes	50.0	21.9		245.2	111.0
Adjusted EBITDA, ex. reportable catastrophes[2]	275.4	208.0	32%	916.4	685.2	34%
Net earned premiums, fees and other income	647.4	545.8	19%	2,457.0	2,142.9	15%
•Adjusted EBITDA increased 21 percent compared to fourth quarter 2023. Results included $28.1 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 32 percent, primarily from continued top-line growth within Homeowners, including higher policies in-force from voluntary insurance market pressure, and lower non-catastrophe loss experience. Results included $38.3M of favorable prior period reserve development(a), compared to $39.8 million in fourth quarter 2023.

Full-year 2024 Adjusted EBITDA increased 17 percent compared to 2023 primarily driven by growth in Homeowners, partially offset by $134.2 million of higher pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 34 percent due to top-line growth and expense leverage within Homeowners, more favorable prior year reserve development(b), lower reinsurance costs, and growth in Renters from the property management channel.
(a) Fourth quarter 2024 had $38.3 million of favorable non-catastrophe prior period reserve development, of which $21.6 million was related to prior years. Fourth quarter 2023 had $39.8 million of favorable non-catastrophe prior period reserve development.
(b) Full-year 2024 included favorable prior year reserve development of $106.7 million versus $54.1 million in full-year 2023.

•Net earned premiums, fees and other income increased 19 percent compared to fourth quarter 2023, mainly driven by Homeowners top-line growth, including growth in policies in-force and higher average premiums within lender-placed, as well as growth across various specialty Homeowners products.

Full-year 2024 net earned premiums, fees and other income increased 15 percent compared to the prior year 2023, primarily due to the factors noted above.

Corporate and Other

$ in millions	Q4'24	Q4'23	Change	12M'24	12M'23	Change
Adjusted EBITDA	(35.7)	(29.9)	(19)%	(122.2)	(109.0)	(12)%
•Adjusted EBITDA loss increased in fourth quarter 2024 compared to the prior year period, primarily driven by higher third-party and employee-related expenses.

Full-year 2024 Adjusted EBITDA loss increased compared to the prior year 2023, primarily driven by higher third-party and employee-related expenses.

Holding Company Liquidity Position
•Holding company liquidity totaled $673 million as of December 31, 2024, or $448 million above the company’s targeted minimum level of $225 million.

Dividends paid by the operating segments to the holding company in fourth quarter 2024 totaled $248 million. For full-year 2024, dividends paid by the operating segments totaled $805 million.

•Share repurchases and common stock dividends totaled $161 million in fourth quarter 2024. During fourth quarter 2024, Assurant repurchased approximately 559 thousand shares of common stock for $120 million and paid $41 million in common stock dividends.

For full-year 2024, share repurchases and common stock dividends totaled $456 million. Assurant repurchased 1.5 million shares of common stock for $300 million and paid $156 million in common stock dividends.

From January 1 through February 7, 2025, the company repurchased approximately 114 thousand shares for $24 million. $351 million remains under the current repurchase authorization.

2025 Company Outlook6
Note: Some of the metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Based on current macroeconomic conditions (not including potential impacts from tariffs), for full year 2025, the company expects the following:

$ in millions, except per share data	2024	2025 Outlook[6]	2025 Outlook[6] ex. 2024 PYD(a)
Adjusted EBITDA, ex. reportable catastrophes[2]	$1,569	Modest growth	High-single-digit growth
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$20.35	Modest growth	High-single-digit growth
(a) 2025 growth rates are shown relative to 2024 results excluding $106.7 million of favorable prior year development.

•Adjusted EBITDA, excluding reportable catastrophes6, to increase modestly, or high-single-digits excluding $107 million of favorable prior year development in 2024. We continue to monitor the impact from macroeconomic conditions, including tariffs, inflation, foreign exchange and interest rate levels, which may impact the pace and timing of growth.
◦Global Lifestyle Adjusted EBITDA to increase from growth in Connected Living and Global Automotive.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes6, to decrease modestly, with strong underlying growth when excluding $107 million of favorable prior year development in 2024. Reportable catastrophes from the California Wildfires are expected to approach or slightly exceed our per event catastrophe reinsurance program retention of $150 million.
◦Corporate and Other Adjusted EBITDA loss to approximate $115 million, reflecting an improvement from 2024.

•Adjusted earnings, excluding reportable catastrophes, per diluted share6 growth rate to increase modestly, or high-single-digits when excluding $107 million of prior year development from 2024. The company expects an effective tax rate of approximately 20 to 22 percent, depreciation expense of approximately $165 million, interest expense of approximately $107 million and amortization of purchased intangible assets of approximately $65 million.

•Capital deployment priorities to focus on maintaining a strong financial position, supporting business growth by funding investments and M&A, and returning capital to shareholders through common stock dividends and share repurchases, subject to Board approval.

Earnings Conference Call
The fourth quarter 2024 earnings conference call and webcast will be held on Wednesday, February 12, 2025 at 8:00 a.m. E.T. The slide presentation used by management during the webcast includes supplemental information and will be available on Assurant’s Investor Relations website prior to the conference call. The live and archived webcast, along with supplemental information, will also be available on Assurant’s Investor Relations website:
https://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a premier global protection company that partners with the world’s leading brands to safeguard and service connected devices, homes, and automobiles. As a Fortune 500 company operating in 21 countries, Assurant utilizes data-driven technology solutions to provide exceptional customer experiences.

Learn more at assurant.com

Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com
Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com

Matt Cafarchio
Director, Investor Relations
matt.cafarchio@assurant.com

Safe Harbor Statement
Some of the statements in this news release and its exhibits, including our outlook, business and financial plans and any statements regarding the company’s anticipated future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if they disintermediate us, or if those parties face financial, reputational or regulatory issues;
ii.significant competitive pressures, changes in customer preferences and disruption;
iii.the failure to execute our strategy, including through the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
iv.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively or achieve organic growth;
v.our inability to recover should we experience a business continuity event;
vi.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
vii.risks related to our international operations;
viii.declines in the value and availability of mobile devices, and regulatory compliance or other risks in our mobile business;
ix.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
x.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xi.the impact of catastrophe and non-catastrophe losses, including as a result of climate change and the current inflationary environment;
xii.negative publicity relating to our business, practices, industry or clients;
xiii.the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including the current inflationary environment and potential and recent actions by the new administration such as tariffs;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
xxiii.the credit risk of some of our agents, third-party administrators and clients;
xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;

xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income, excluding net realized losses (gains) on investments and fair value changes to equity securities, non-core operations, restructuring costs related to strategic exit activities, Assurant Health runoff operations, interest expense, provision (benefit) for income taxes, depreciation expense, amortization of purchased intangible assets, as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the company’s operating performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2024	2023	2024	2023
GAAP net income	$201.3	$182.5	$760.2	$642.5
Less:
Interest expense	26.8	26.8	107.0	108.0
Provision for income taxes	48.7	44.1	167.1	164.3
Depreciation expense	39.9	31.7	139.4	109.3
Amortization of purchased intangible assets	17.2	22.3	69.1	77.9
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	29.1	19.0	75.8	68.7
Non-core operations	5.6	11.0	14.2	50.4
Restructuring costs	5.2	16.0	5.4	34.3
Assurant Health runoff operations	0.3	0.3	—	(6.9)
Other adjustments(1)	7.3	7.1	(15.8)	9.0
Adjusted EBITDA	381.4	360.8	1,322.4	1,257.5
Reportable catastrophes	50.1	21.6	247.0	111.8
Adjusted EBITDA, excluding reportable catastrophes	$431.5	$382.4	$1,569.4	$1,369.3
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(UNAUDITED)	4Q 2024		4Q 2023
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$191.7	$225.4	$204.6	$186.1
Reportable catastrophes	0.1	50.0	(0.3)	21.9
Adjusted EBITDA, excluding reportable catastrophes	$191.8	$275.4	$204.3	$208.0

(UNAUDITED)	12 Months 2024		12 Months 2023
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$773.4	$671.2	$792.3	$574.2
Reportable catastrophes	1.8	245.2	0.8	111.0
Adjusted EBITDA, excluding reportable catastrophes	$775.2	$916.4	$793.1	$685.2

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as net income, excluding net realized losses (gains) on investments and fair value changes to equity securities, amortization of purchased intangible assets, non-core operations, restructuring costs related to strategic exit activities, Assurant Health runoff operations, as well as other highly variable or unusual items, divided by the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income per diluted share, defined as net income, divided by the weighted average diluted shares outstanding. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share (defined above).

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2024	2023	2024	2023
GAAP net income	$201.3	$182.5	$760.2	$642.5
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	29.1	19.0	75.8	68.7
Amortization of purchased intangible assets	17.2	22.3	69.1	77.9
Non-core operations	5.6	11.0	14.2	50.4
Restructuring costs	5.2	16.0	5.4	34.3
Assurant Health runoff operations	0.3	0.3	—	(6.9)
Other adjustments	7.3	7.1	(15.8)	9.0
Benefit for income taxes	(16.9)	(13.3)	(34.2)	(43.0)
Adjusted earnings	249.1	244.9	874.7	832.9
Reportable catastrophes, pre-tax	50.1	21.6	247.0	111.8
Tax impact of reportable catastrophes	(10.5)	(4.6)	(51.8)	(23.5)
Adjusted earnings, excluding reportable catastrophes	$288.7	$261.9	$1,069.9	$921.2

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2024	2023	2024	2023
GAAP net income per diluted share(1)	$3.87	$3.42	$14.46	$11.95
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	0.56	0.36	1.44	1.28
Amortization of purchased intangible assets	0.33	0.42	1.31	1.45
Non-core operations	0.11	0.21	0.27	0.94
Restructuring costs	0.10	0.30	0.10	0.64
Assurant Health runoff operations	0.01	—	—	(0.13)
Other adjustments	0.13	0.12	(0.29)	0.16
Benefit for income taxes	(0.32)	(0.25)	(0.65)	(0.80)
Adjusted earnings, per diluted share	4.79	4.58	16.64	15.49
Reportable catastrophes, pre-tax	0.96	0.40	4.70	2.08
Tax impact of reportable catastrophes	(0.21)	(0.08)	(0.99)	(0.44)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$5.54	$4.90	$20.35	$17.13
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
	4Q 2024	12 Months 2024
Percentage change in Global Lifestyle and Global Housing net earned premiums, fees and other income:
Including FX impact	5.0%	6.7%
FX impact	(0.6)%	(0.5)%
Excluding FX impact	5.6%	7.2%

Percentage change in Global Lifestyle net earned premiums, fees and other income:
Including FX impact	1.7%	4.7%
FX impact	(0.8)%	(0.6)%
Excluding FX impact	2.5%	5.3%

Percentage change in GAAP net income, including FX impact	10.3%	18.3%
Percentage change in Adjusted EBITDA, including FX impact	5.7%	5.2%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	12.8%	14.6%
FX impact	(0.8)%	(0.9)%
Excluding FX impact	13.6%	15.5%

Percentage change in Global Lifestyle Adjusted EBITDA:
Including FX impact	(6.3)%	(2.4)%
FX impact	(1.4)%	(1.6)%
Excluding FX impact	(4.9)%	(0.8)%

Percentage change in Connected Living Adjusted EBITDA:
Including FX impact	(2.9)%	1.2%
FX impact	(1.7)%	(2.4)%
Excluding FX impact	(1.2)%	3.6%

(6)The company outlook for Adjusted earnings, excluding reportable catastrophes, per diluted share and, for Assurant and Global Housing, Adjusted EBITDA, excluding reportable catastrophes, each constitute forward-looking non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking non-GAAP financial measures to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of depreciation expense, interest expense and amortization of purchased intangible assets, each on a pre-tax basis, and the estimated effective tax rate, which are expected to be approximately $165 million, $107 million, $65 million and 20 to 22 percent, respectively. Other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Twelve Months Ended December 31, 2024 and 2023

	4Q		12 Months
	2024	2023	2024	2023
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,557.5	$2,422.2	$9,795.8	$9,388.0
Fees and other income	438.6	434.4	1,638.6	1,323.2
Net investment income	137.8	145.5	518.9	489.1
Net realized losses on investments and fair value changes to equity securities	(29.1)	(19.0)	(75.8)	(68.7)
Total revenues	3,104.8	2,983.1	11,877.5	11,131.6
Benefits, losses and expenses
Policyholder benefits	670.5	599.1	2,766.5	2,521.8
Underwriting, selling, general and administrative expenses	2,157.5	2,130.6	8,076.7	7,695.1
Interest expense	26.8	26.8	107.0	108.0
Gain on extinguishment of debt	—	—	—	(0.1)
Total benefits, losses and expenses	2,854.8	2,756.5	10,950.2	10,324.8
Income before provision for income taxes	250.0	226.6	927.3	806.8
Provision for income taxes	48.7	44.1	167.1	164.3
Net income	$201.3	$182.5	$760.2	$642.5

Net income per share:
Basic	$3.89	$3.44	$14.55	$12.02
Diluted	$3.87	$3.42	$14.46	$11.95

Common stock dividends per share	$0.80	$0.72	$2.96	$2.82

Share data:
Basic weighted average shares outstanding	51,696,455	53,050,518	52,231,729	53,455,139

Diluted weighted average shares outstanding	52,076,048	53,434,515	52,581,102	53,783,069

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2024 and 2023

	December 31,	December 31,
	2024	2023
	($ in millions)
Assets
Investments and cash and cash equivalents	$10,352.2	$9,848.3
Reinsurance recoverables	7,579.5	6,649.2
Deferred acquisition costs	9,992.8	9,967.2
Goodwill	2,616.0	2,608.8
Value of business acquired	8.0	83.9
Other assets	4,472.1	4,477.8
Total assets	$35,020.6	$33,635.2

Liabilities
Policyholder benefits and claims payable	$3,450.9	$2,476.4
Unearned premiums	20,211.4	20,110.4
Debt	2,083.1	2,080.6
Accounts payable and other liabilities	4,168.5	4,158.3
Total liabilities	29,913.9	28,825.7

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	5,942.8	5,574.5
Accumulated other comprehensive loss	(836.1)	(765.0)
Total equity	5,106.7	4,809.5
Total liabilities and equity	$35,020.6	$33,635.2